PRESS RELEASE

Clorox Reports Q4 and Fiscal Year 2019 Results, Provides Fiscal Year 2020 Outlook

OAKLAND, Calif., Aug. 1, 2019 – The Clorox Company (NYSE:CLX) reported a 4% sales decrease and a 13% increase in diluted net earnings per share from continuing operations (diluted EPS) for its fourth quarter, which ended June 30, 2019. For fiscal year 2019, the company reported sales growth of 1% and a 1% increase in diluted EPS.

“Fiscal year 2019 results were mixed for the company due to persistent challenges on Charcoal and Bags and Wraps, and our Q4 results were a reflection of this,” said Clorox Chair and CEO Benno Dorer. “Importantly, we continue to make progress toward profitable growth, as reflected in a fiscal year of gross margin expansion in an inflationary environment and another year of strong cash flow. This fueled our strategic focus areas like our innovation and technology transformation initiatives as well as strength across many parts of the portfolio.”

Commenting on fiscal year 2020, Dorer said, “We’ll be leaning into stronger business plans on Charcoal and Bags and Wraps, with the expectation that we’ll see a return to growth in the back half of the year. Our FY20 outlook reflects an appropriate balance between this priority and our continued focus on long-term profitable growth behind our new strategy, which we’ll introduce in October.”

All results in this press release are reported on a continuing operations basis, unless otherwise stated.

Fiscal Fourth-Quarter Results

Following is a summary of key fourth-quarter results. All comparisons are with the fourth quarter of fiscal year 2018, unless otherwise stated.

●	4% sales decrease
●	$1.88 diluted EPS (13% increase)

In the fourth quarter, sales decreased 4%, reflecting a negative impact of 3 points from lower volume and 2 points from unfavorable foreign currency exchange rates, mainly in Argentina, partially offset by the benefit of price increases net of trade spending.

The company’s fourth-quarter gross margin increased 110 basis points to 45.1% from 44.0% in the year-ago quarter. The increase in gross margin was driven primarily by the benefit of price increases and cost savings, partially offset by higher trade spending as well as higher manufacturing and logistics costs.

Clorox delivered earnings from continuing operations of $241 million compared to $217 million in the year-ago quarter. This translates to a 13% increase in diluted EPS — to $1.88 from $1.66 in the year-ago quarter. Diluted EPS results reflect a lower effective tax rate, primarily from the benefit of U.S. tax reform, as well as higher gross margin, partially offset by lower sales and increased advertising and sales promotion spending.

Key Segment Results

Following is a summary of key fourth-quarter results from continuing operations by reportable segment. All comparisons are with the fourth quarter of fiscal year 2018, unless otherwise stated.

Cleaning (Laundry, Home Care, Professional Products)

●	3% sales increase
●	3% pretax earnings increase

Segment sales reflected growth across all businesses. The Professional Products business delivered double-digit sales growth behind continued momentum from innovation, while Home Care had record quarterly shipments of Clorox® disinfecting wipes. Pretax earnings growth was driven mainly by higher sales, which included the benefit of price increases, and cost savings, which were partially offset by higher manufacturing and logistics costs as well as increased advertising and sales promotion spending.

Household (Bags and Wraps, Charcoal, Cat Litter, Digestive Health)

●	11% sales decrease
●	24% pretax earnings decrease

Segment sales were lower, driven mainly by the Charcoal and Bags and Wraps businesses. In Charcoal, sales were down from distribution losses and lower merchandising activity. In Bags and Wraps, sales were down as a result of wider price gaps compared to a year ago and distribution losses. The decrease in pretax earnings was driven primarily by lower sales and increased advertising and sales promotion spending, partially offset by the benefit of cost savings.

Lifestyle (Dressings and Sauces, Water Filtration, Natural Personal Care, Dietary Supplements)

●	Flat sales
●	16% pretax earnings increase

Segment sales were driven mainly by higher shipments of Burt’s Bees® products — behind continued momentum in the core Lip Care and Face Care categories, fueled by product innovation — and the strong performance of Nutranext dietary supplement brands. These factors were offset by lower sales in Brita. Pretax earnings grew behind favorable manufacturing and logistics costs as well as cost savings.

International (Sales Outside the U.S.)

●	4% sales decrease
●	27% pretax earnings increase

Segment sales were lower, driven by 15 points of negative impact from unfavorable foreign currency exchange rates, which more than offset the benefits of price increases and higher shipments across a number of regions. Pretax earnings grew, largely driven by the benefit of price increases and cost savings initiatives, part of the business’s ongoing Go Lean strategy, which has resulted in six consecutive quarters of profitable growth. These factors were partially offset by the impact of unfavorable foreign currency exchange rates and higher manufacturing and logistics costs.

Fiscal Year 2019 Results

Following is a summary of key fiscal year 2019 results:

●	1% sales growth
●	$6.32 diluted EPS (1% increase)

In fiscal year 2019, Clorox delivered sales growth of 1%, reflecting 3 points of net benefit from the Nutranext acquisition and Aplicare divestiture, offset by the negative 3-point impact from unfavorable foreign currency exchange rates. Fiscal-year sales also included the benefit of pricing net of trade spending.

Fiscal year gross margin increased 20 basis points to 43.9% from 43.7% in the year-ago period. The increase in fiscal year gross margin was driven primarily by the benefits of price increases and cost savings initiatives, partially offset by higher manufacturing and logistics costs as well as unfavorable commodity costs.

Clorox delivered earnings from continuing operations of $820 million versus $823 million in fiscal year 2018. Fiscal year 2019 diluted EPS was $6.32 versus $6.26 in fiscal year 2018, an increase of 1%. Diluted EPS results reflect a lower effective tax rate, primarily from the benefit of U.S. tax reform, and higher gross margin, partially offset by increased advertising and sales promotion spending.

Fiscal year 2019 net cash provided by continuing operations was $992 million, compared with $976 million in fiscal year 2018. The increase was driven primarily by year-over-year improvements in working capital and current-year benefits from U.S. tax reform, partially offset by a higher contribution to employee retirement income plans.

Clorox Provides Fiscal Year 2020 Outlook

●	Flat to 2% sales growth (1% to 3% organic sales growth)[1]
●	$6.30 to $6.50 diluted EPS range

Clorox anticipates sales growth ranging from flat to 2%, primarily driven by the continued strong performance of the company’s innovation program, partially offset by about 1 point of negative impact from foreign currency headwinds. First-half sales assumptions are at the low end of the range, with the expectation that first-quarter sales will be down as the company works to restore growth to the Charcoal and Bags and Wraps businesses. The company anticipates second-half sales to be at the higher end of the range, based on the expectation that these two businesses will return to growth in the second half of the fiscal year.

Gross margin is expected to be about flat to down slightly, reflecting about flat gross margin prior to investments the company is making on two strategic initiatives that are planned to generate long-term value, including the rollout of compaction of Clorox® liquid bleach starting in the back half of the fiscal year.

Advertising and sales promotion spending is expected to be about 10% of sales.

Clorox anticipates selling and administrative expenses to be about 14% of sales.

The company’s effective tax rate is expected to be in the range of 22%-23%.

Net of all these factors, Clorox anticipates fiscal year 2020 diluted EPS from continuing operations to be in the range of $6.30 to $6.50. Diluted EPS is expected to be more muted in the first half than in the second half as the company works to return to growth in the Charcoal and Bags and Wraps businesses, mirroring fiscal year sales progression.

“We recognize that it was a challenging second half for FY19. Importantly, we continue to believe we made the right choices to deliver value for our shareholders over the long term,” said Chief Financial Officer Kevin Jacobsen. “This approach enabled us to rebuild gross margin, which in turn allowed us to increase investment in our brands and categories. Going forward, we expect to return to more robust U.S. sales growth consistent with our long-term financial goals, along with higher diluted EPS, in the back half of FY20 as we work to improve the performance of our Charcoal and Bags and Wraps businesses.”
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1 Organic sales growth is a non-GAAP measure. See “Non-GAAP Financial Information” below.

For More Detailed Financial Information

Visit the company’s Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com for the following:

●	Supplemental unaudited volume and sales growth information
●	Supplemental unaudited gross margin driver information
●

Supplemental unaudited reconciliation of earnings from continuing operations before interest and taxes (EBIT) and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA)

●	Supplemental unaudited balance sheet and cash flow information and free cash flow reconciliation

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers. Supplemental materials are available in the Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,800 employees worldwide and fiscal year 2019 net sales of $6.2 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid-Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; RenewLife® digestive health products; and Rainbow Light®, Natural Vitality™ and NeoCell® dietary supplements. The company also markets industry-leading products and technologies for professional customers, including those sold under the CloroxPro™ and Clorox Healthcare® brand names. Nearly 80 percent of the company’s sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact, a community of global leaders committed to sustainability. The company has been broadly recognized for its corporate responsibility efforts, included on CR Magazine's 2019 100 Best Corporate Citizens list, Barron’s 2019 100 Most Sustainable Companies, the Human Rights Campaign’s 2019 Corporate Equality Index and the 2019 Bloomberg Gender Equality Index, among others. In support of its communities, The Clorox Company and its foundations contributed about $12 million in combined cash grants, product donations and cause marketing in fiscal year 2019. For more information, visit TheCloroxCompany.com, including the Good Growth blog, and follow the company on Twitter at @CloroxCo.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2018, as updated from time to time in the Company’s Securities and Exchange Commission filings. These factors include, but are not limited to: intense competition in the Company’s markets; the impact of the changing retail environment, including the growth of e-commerce retailers, hard discounters and other alternative retail channels; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation or other costs; the ability of the Company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; dependence on key customers and risks related to customer consolidation and ordering patterns; risks related to the Company’s use of and reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or Company information, or service interruptions; the Company’s ability to maintain its business reputation and the reputation of its brands; risks relating to acquisitions, new ventures and divestitures, and associated costs, including the potential for asset impairment charges related to, among others, intangible assets and goodwill; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions, including those related to the Nutranext acquisition; lower revenue or increased costs resulting from government actions and regulations; the ability of the Company to successfully manage global, political, legal, tax and regulatory risks, including changes in regulatory or administrative activity and as a result of the Nutranext acquisition; worldwide, regional and local economic and financial market conditions; risks related to international operations and international trade, including political instability; government-imposed price controls or other regulations; foreign currency fluctuations, including devaluation, and foreign currency exchange rate controls, including periodic changes in such controls; changes in U.S. immigration or trade policies, including tariffs, labor claims, labor unrest and inflationary pressures, particularly in Argentina; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; and the possibility of nationalization, expropriation of assets or other government action; the ability of the Company to innovate and to develop and introduce commercially successful products; the impact of product liability claims, labor claims and other legal or tax proceedings, including in foreign jurisdictions; the ability of the Company to implement and generate cost savings and efficiencies; the success of the Company’s business strategies; risks related to additional increases in the estimated fair value of The Procter & Gamble Company’s (P&G’s) interest in the Glad® business, such as the significant increases from June 30, 2017 to June 30, 2018, primarily due to the Tax Cuts and Jobs Act (Tax Act) and the extension of the venture agreement with, and the related R&D support provided by, P&G; the Company’s ability to attract and retain key personnel; supply disruptions and other risks inherent in reliance on a limited base of suppliers; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the impact of natural disasters, terrorism and other events beyond the Company’s control; the Company’s ability to maximize, assert and defend its intellectual property rights; any infringement or claimed infringement by the Company of third-party intellectual property rights; the ongoing effects of the Tax Act on the Company, including as a result of any additional Congressional, administrative or other actions, or other guidance related to the Tax Act; uncertainties relating to tax positions, tax disputes and changes in the Company’s tax rate; the effect of the Company’s indebtedness and credit rating on its business operations and financial results; the Company’s ability to pay and declare dividends or repurchase its stock in the future; the Company’s ability to maintain an effective system of internal controls; the impacts of potential stockholder activism; the accuracy of the Company’s estimates and assumptions on which its financial projections are based; and risks related to the Company’s discontinuation of operations in Venezuela.

The Company’s forward-looking statements in this press release are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

●	Organic sales growth outlook reflects about 1 percentage point of positive impact from the exclusion of unfavorable foreign exchange rate.
●

This press release contains non-GAAP financial information related to organic sales growth outlook for fiscal year 2020. We define organic sales growth as GAAP net sales growth excluding the effect of foreign exchange rate changes and any acquisitions and divestitures.

●

Management believes that the presentation of organic sales growth outlook is useful to investors because it excludes the Company’s estimate of the impact of foreign exchange rate changes, which are difficult to predict, and out of the control of the Company and management. However, organic sales growth outlook may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded.

Media Relations

Naomi Greer 510-271-7892, naomi.greer@clorox.com
Aileen Zerrudo 510-271-3075, aileen.zerrudo@clorox.com

Investor Relations

Lisah Burhan 510-271-3269, lisah.burhan@clorox.com
Joel Ramirez 510-271-3012, joel.ramirez@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events on the company’s website.

Condensed Consolidated Statements of Earnings
Dollars in millions, except share and per share data

	Three Months Ended		Twelve Months Ended
	6/30/2019	6/30/2018	6/30/2019	6/30/2018
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$1,627	$1,691	$6,214	$6,124
Cost of products sold	893	947	3,486	3,449
Gross profit	734	744	2,728	2,675

Selling and administrative expenses	217	228	856	837
Advertising costs	167	146	612	570
Research and development costs	38	37	136	132
Interest expense	25	24	97	85
Other (income) expense, net	(5)	3	3	(3)
Earnings from continuing operations before income taxes	292	306	1,024	1,054
Income taxes on continuing operations	51	89	204	231
Earnings from continuing operations	241	217	820	823
Earnings (losses) from discontinued operations, net of tax	-	-	-	-
Net earnings	$241	$217	$820	$823

Net earnings (losses) per share
Basic
Continuing operations	$1.91	$1.69	$6.42	$6.37
Discontinued operations	-	-	-	-
Basic net earnings per share	$1.91	$1.69	$6.42	$6.37

Diluted
Continuing operations	$1.88	$1.66	$6.32	$6.26
Discontinued operations	-	-	-	-
Diluted net earnings per share	$1.88	$1.66	$6.32	$6.26

Weighted average shares outstanding (in thousands)
Basic	126,663	129,694	127,734	129,293
Diluted	128,423	131,900	129,792	131,581

Reportable Segment Information
(Unaudited)
Dollars in millions

				Earnings (losses) from continuing operations before
	Net sales			income taxes
	Three Months Ended			Three Months Ended
	6/30/2019	6/30/2018	% Change(1)	6/30/2019	6/30/2018	% Change(1)
Cleaning	$530	$516	3%	$150	$146	3%
Household	546	615	-11%	118	155	-24%
Lifestyle	312	311	0%	64	55	16%
International	239	249	-4%	19	15	27%
Corporate	-	-	-	(59)	(65)	-9%
Total	$1,627	$1,691	-4%	$292	$306	-5%

				Earnings (losses) from continuing operations before
	Net sales			income taxes
	Twelve Months Ended			Twelve Months Ended
	6/30/2019	6/30/2018	% Change(1)	6/30/2019	6/30/2018	% Change(1)
Cleaning	$2,109	$2,060	2%	$600	$574	5%
Household	1,870	1,959	-5%	316	370	-15%
Lifestyle	1,265	1,077	17%	255	243	5%
International	970	1,028	-6%	96	84	14%
Corporate	-	-	-	(243)	(217)	12%
Total	$6,214	$6,124	1%	$1,024	$1,054	-3%

(1) Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets
Dollars in millions

	6/30/2019	6/30/2018
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$111	$131
Receivables, net	631	600
Inventories, net	512	506
Prepaid expenses and other current assets	51	74
Total current assets	1,305	1,311

Property, plant and equipment, net	1,034	996
Goodwill	1,591	1,602
Trademarks, net	791	795
Other intangible assets, net	121	134
Other assets	274	222
Total assets	$5,116	$5,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$396	$199
Accounts payable and accrued liabilities	1,035	1,001
Income taxes payable	9	-
Total current liabilities	1,440	1,200
Long-term debt	2,287	2,284
Other liabilities	780	778
Deferred income taxes	50	72
Total liabilities	4,557	4,334

Stockholders’ equity
Preferred stock	-	-
Common stock	159	159
Additional paid-in capital	1,046	975
Retained earnings	3,150	2,797
Treasury shares	(3,194)	(2,658)
Accumulated other comprehensive net (loss) income	(602)	(547)
Stockholders’ equity	559	726
Total liabilities and stockholders’ equity	$5,116	$5,060